FOR IMMEDIATE RELEASE

For more information contact:
Richard L. Bergmark, + 1 713 328 2101
Fax: +1 713 328 2151

CORE LAB REPORTS EPS of $1.04 FOR Q1 2007;
RAISES FULL-YEAR EARNINGS GUIDANCE

AMSTERDAM (23 April 2007) - Core Laboratories N.V. (NYSE: "CLB") reported earnings of $1.04 per diluted share (EPS) for the first quarter of 2007, an increase of 79% from year-earlier first quarter results, and a 6% sequential increase over fourth quarter 2006 EPS. Net income for the quarter reached $25,262,000, an increase of 56% from first quarter 2006 levels, while first quarter revenues reached $155,723,000, up 13% over year-earlier totals. The first quarter of 2007 marks the eighth consecutive quarter in which Core has established all-time quarterly highs for revenues and the fifth consecutive quarter in which Core has posted historical highs for net income and earnings per diluted share. Moreover, this is only the second time in Core Lab history that first quarter revenues, net income, and EPS increased sequentially over similar totals from the fourth quarter of the preceding year. The first such occurrence was the first quarter of 2006 compared with the fourth quarter of 2005.

Operating income for the quarter climbed 51% year-over-year to $36,720,000, while operating margins, calculated as operating income divided by revenues, increased approximately 600 basis points to 24%, the second highest operating margins ever reported by Core. For four of the last five quarters, Core has posted all-time high operating margins. The Company reported year-over-year quarterly incremental operating margins, calculated as the change in operating income divided by the change in revenues, of 67%. The Company continues to benefit from market penetration by, and market acceptance for, recently introduced technologies and related services, as well as from the introduction of new reservoir-optimizing technologies. These new technologies have greater operating margins than most of Core's existing services and products, resulting in higher incremental margins and record or near record total Company margins over the past five quarters.

Expansion of the Company's Reservoir Description operations continued throughout the Middle East, especially in Qatar and Saudi Arabia, as demand for recently introduced services increased. Data sets derived from these services will be used to increase daily natural gas and crude oil production and to maximize the ultimate hydrocarbon recoveries from the Qatari and Saudi fields. During the quarter, Core's Production Enhancement operations recorded the first revenues from its newly introduced SuperHEROTM perforating charges. Core also continued to expand its Reservoir Management studies of non-conventional natural gas reservoirs in North America and has been asked by several participating companies to initiate projects evaluating gas-shale and tight-gas sand reservoir potential in several international sedimentary basins.

Segment Highlights

Core Laboratories reports results under three segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations posted all-time quarterly records for revenues. First quarter 2007 revenues increased 17% year-over-year to $83,163,000; operating income increased 82% to $16,773,000; and margins expanded 700 basis points to approximately 20%. Year-over-year incremental margins were 63%. The revenue growth and margin expansion were driven, in part, by the increased demand for Core's recently introduced proprietary and patented reservoir optimization technologies and related services. These include Core's Pressurized Fluids Imaging Services (PFISTM) and technologies related to miscible gas field flood technologies.

Reservoir Description operations continue to expand internationally into Qatar, enabling clients to more effectively and efficiently develop the supergiant North natural gas field. Core has been requested to provide additional mobile lab facilities to fully-characterize the hydrocarbon content of the field's gases for liquefied natural gas (LNG) and future natural gas-to-liquids (GTL) processes.

In Saudi Arabia, Core is conducting tests on samples from thousands of feet of cores representing reservoirs from several fields targeted for increased production. Multi-year projects in Saudi are utilizing Core Lab's advanced engineering and petrophysical technologies under the direction of Saudi Aramco personnel. During the quarter, the Company held an open house for Saudi Aramco engineers and geologists to further review Core Lab's technical capabilities and to commemorate the expansion of Core's Dammam operations. Further expansion is planned throughout 2007 to meet the increase in demand for Core's reservoir-optimizing technologies and services.

Production Enhancement

Production Enhancement operations reported first quarter 2007 revenues of $58,807,000, up 5% over year-earlier totals, and operating income of $16,052,000, up 24% over first quarter 2006 levels. Year-over-year quarterly incremental margins exceeded 100%. The slower revenue growth rate in the quarter is related to greater exposure in this segment to the North American natural gas markets, making comparison to last year's extremely robust first quarter results difficult. However, the year-over-year revenue growth rate is expected to return to near 20% in the second quarter when quarterly comparisons become more favorable due to increased international market penetration by Production Enhancement's services and additional revenue generated by newly introduced SuperHERO perforating charges.

Core recorded its first revenue from the new line of SuperHERO perforating charges during the latter part of the first quarter of 2007. Core expects the introduction of this product to parallel the success of the introduction of the High Efficiency Reservoir Optimization (HEROTM) technology line over two years ago. As was the case for the HERO perforating charges, the introduction of the SuperHERO charges created incremental sales for this product line in the first quarter and is expected to continue to increase incrementally over the next several years.

Core's SuperHERO perforating charges are designed to optimize wellbore completions and stimulation programs in gas-shale reservoirs. Evolved from the Company's HERO charges, SuperHERO charges use a proprietary and patented design of powdered metal liners and explosives technology. The resulting SuperHERO perforating charge makes a deeper and cleaner perforating tunnel into the gas-shale reservoir. This allows greater flow of hydrocarbons to the wellbore and helps to maximize hydrocarbon recovery from the reservoir. Moreover, the deeper, near debris-free perforations enable lower fracture initiation pressures, reducing the amount of pressure-pumping horsepower required and its associated cost. SuperHERO charges can eliminate the ineffective perforations that would otherwise limit daily natural gas production and hinder the optimal fracture stimulation programs needed for prolific production from the Barnett, Fayetteville, and similar gas-shale formations.

Reservoir Management

Reservoir Management operations posted all-time quarterly records for revenue and operating income, while operating margins reached their second-highest quarterly level. Year-over-year quarterly revenue increased 37% to $13,753,000, while operating income increased 26% to $3,697,000. Operating income margins reached 27%, just short of the record high operating margins of 29% reported during the first quarter of 2006.

Industry interest in Core's regional studies of non-conventional natural gas reservoirs continues to grow. The data and technical updates for the Company's Reservoir Characteristics and Production Properties of Gas Shales and Geophysical, Petrophysical and Geomechanical Properties of Tight Gas Sands projects are being used by engineers and geologists from the participating companies to design optimal drilling, completion, and stimulation programs. At a recent technical update hosted by Core's Advanced Technology Center in Houston, more than 80 participants from over 40 companies viewed cores and the associated engineering, geological, petrophysical, mineralogical, and other data sets being used to optimize the performance of their respective gas-shale reservoirs.

Several companies participating in the gas-shale reservoir project have requested that Core expand the scope to include international basins. Core personnel are currently evaluating the addition of gas-shale formation studies in India, China, and several European countries, including France.

Share Repurchase Program

During the first quarter of 2007, Core reduced its basic share count by 743,650 shares at a cost of $58,600,000, fully utilizing the final allocation of shares authorized for repurchase by the Company's shareholders at its 2006 Annual Shareholders' Meeting. Core has since received shareholder approval to repurchase an additional 10% of its outstanding shares as of 2 April 2007, the date of this year's Annual Shareholders' Meeting.

Since the inception of the Share Repurchase Program in October 2002, Core has reduced its basic share count by approximately 14,000,000 shares at an approximate average share price of $33.59. Core has invested approximately $470,000,000 in reducing its share count by 40% since inception of the program.

"Even though Core Lab's share price has increased in 15 of the last 16 quarters, we still believe that the Company's stock is undervalued" said Executive Vice President and CFO Richard L. Bergmark. "We will continue to use Core's free cash flow to build greater shareholder value by repurchasing shares, funding the Company's capital expenditure program, and making strategic acquisitions of related technologies, where appropriate. Core will allocate cash to these activities in a manner that will yield the highest overall return to its shareholders."

Second Quarter and Full-Year 2007 Earnings Guidance

For the second quarter of 2007, Core expects revenues to range between $157,000,000 and $162,000,000. Earnings per diluted share are expected to range between $1.05 and $1.10, up 50% to 57% from the $0.70 reported for the second quarter of 2006.

For the full-year 2007, the Company still anticipates revenues in the $650,000,000 to $670,000,000 range, up approximately 13% to 16% over 2006 levels. Core expects 2007 earnings per diluted share to range from $4.30 to $4.50, an increase of approximately 40% to 47% over full-year 2006 earnings. The new 2007 EPS guidance range assumes incremental operating margins of up to approximately 40% for the remaining nine months of 2007. Capital expenditures for 2007 are still expected to be $20,000,000 to $22,000,000, which will be slightly greater than the expected depreciation and amortization for 2007. Core plans to spend less than 4% of its expected 2007 revenue on capital expenditures, far better than the 2007 oilfield services industry average of approximately 12%. A significant portion of 2007 capital expenditures will fund continued expansion of international facilities, especially those in the Middle East and Asia-Pacific regions.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CDT on Tuesday, 24 April 2007. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2006 Form 10-K filed on 20 February 2007, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release.

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CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except share and per share data)
(UNAUDITED)
	Three Months Ended
	31 March 2007	31 March 2006

REVENUES	$ 155,723	$ 137,335

OPERATING EXPENSES:
Costs of services and sales	107,249	100,148
General and administrative expenses	8,039	10,545
Depreciation and amortization	4,578	4,124
Other (income) expense, net	(863)	(1,870)
	119,003	112,947

OPERATING INCOME	36,720	24,388
INTEREST EXPENSE	632	1,324

INCOME BEFORE INCOME TAX EXPENSE	36,088	23,064
INCOME TAX EXPENSE	10,826	6,919
NET INCOME	$ 25,262	$ 16,145

Diluted Earnings Per Share:	$ 1.04	$ 0.58

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	24,322	27,767

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$ 83,163	$ 71,204
Production Enhancement	58,807	56,080
Reservoir Management	13,753	10,051
Total	$ 155,723	$ 137,335

Operating income:
Reservoir Description	$ 16,773	$ 9,191
Production Enhancement	16,052	12,920
Reservoir Management	3,697	2,940
Corporate and other	198	(663)
Total	$ 36,720	$ 24,388

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
 (amounts in thousands)
(Unaudited)

ASSETS:	31 March 2007	31 December 2006

Cash and Cash Equivalents	$ 28,989	$ 54,223
Accounts Receivable, net	122,838	112,055
Inventory	32,482	30,199
Other Current Assets	28,738	29,075
Total Current Assets	213,047	225,552

Property, Plant and Equipment, net	86,603	87,734
Intangibles, Goodwill and Other Long Term Assets, net	188,560	187,929
Total Assets	$ 488,210	$ 501,215

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$ 33,514	$ 37,460
Other Current Liabilities	49,869	51,460
Total Current Liabilities	83,383	88,920

Long-Term Debt and Lease Obligations	300,002	300,002
Other Long-Term Liabilities	48,999	40,457
Shareholders' Equity	55,826	71,836
Total Liabilities and Shareholders' Equity	$ 488,210	$ 501,215

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)
Three Months Ended
31 March 2007

CASH FLOWS FROM OPERATING ACTIVITIES	$ 19,158

CASH FLOWS FROM INVESTING ACTIVITIES	(4,160)

CASH FLOWS FROM FINANCING ACTIVITIES	(40,232)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(25,234)
CASH AND CASH EQUIVALENTS, beginning of period	54,223
CASH AND CASH EQUIVALENTS, end of period	$ 28,989